SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: December 7, 2000

(Date of earliest event reported)

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-27610 (Commission File No.)	11-2882328 (IRS Employer Identification Number)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (513)792-9292

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

LCA-Vision Inc. issued a press release announcing that its board of directors has authorized the repurchase of an additional 5 million shares of common stock in the open market.

Item 7. Financial Statements and Exhibits

(a) Exhibits

99.1 Press Release dated December 7, 2000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

Date: December 7, 2000	By: /s/Alan H. Buckey Alan H. Buckey Executive Vice President, Chief Financial Officer and Treasurer

Exhibit 99.1

Company Contacts	Investor Relations Contacts	Media Contact
LCA-Vision, Inc.	Lippert/Heilshorn & Associates, Inc.	The Dilenschneider Group
Stephen N. Joffe, Chairman & CEO	Bruce Voss (Bruce@lhai.com)	Joel Pomerantz
Alan Buckey, CFO	Zachary Bryant (Zachary@lhai.com)	(212) 922-0900
(513) 792-9292	(310) 575-4848
www.lca-vision.com	www.lhai.com
www.lasikplus.com

LCA-VISION TO BUY BACK UP TO AN ADDITIONAL 5 MILLION SHARES

3.8 Million Shares Already Repurchased of the 5 Million Shares

Authorized by the Board of Directors in June

CINCINNATI (December 7, 2000) - LCA-Vision Inc. (Nasdaq: LCAV) (Easdaq: LCAV), a leading provider of laser vision correction services across the U.S., today announced that its board of directors has authorized the repurchase of an additional 5 million shares of common stock in the open market. The repurchase authorization, representing approximately 10 percent of shares outstanding, is in addition to the five million share repurchase authorized by the company's board in June 2000.

Under that earlier authorization, LCA-Vision has already bought back 3.8 million shares at an average price of $2.24 per share. The repurchase program will continue into 2001.

Stephen N. Joffe, chairman and chief executive officer of LCA Vision, stated, "At the end of the third quarter, the Company had cash and short-term investments of $39.4 million and virtually no debt. With our stock dramatically under valued, buying back shares at today's prices represents an attractive opportunity to increase shareholder returns by decreasing the number of shares outstanding." He added, "Share repurchases will not impact our growth plans for the coming year."

LCA-Vision currently owns and operates 33 LasikPlus value-priced laser vision correction facilities in the U.S., as well as two centers in Canada and one in Europe. In addition, LCA-Vision has licensed its business model to Japan's Rei Corporation, which to date has opened one LasikPlus center in Tokyo.

For additional information, please visit the Company's web sites at www.lca-vision.com and www.lasikplus.com.

This news release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition and pricing, procedure demand and marketplace acceptance, and unforeseen fluctuations in operating results and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.